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                                                                    EXHIBIT 99.1


                                 SOUTHDOWN, INC.
                             1999 PHANTOM STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS


                                   SECTION I.
                PURPOSES OF PLAN, EFFECTIVE DATE AND DEFINITIONS

1.1 Purpose. The purpose of the Southdown, Inc. 1999 Phantom Stock Plan for Non-Employee Directors ("Plan") is to provide members of the Board of Directors who have accrued a benefit under the Southdown, Inc. Directors' Retirement Plan ("Directors' Retirement Plan") the right to relinquish any benefit earned or accrued under the Directors' Retirement Plan and in the alternative receive a benefit under this Plan which is Company equity based.

1.2 Effective Date. The Plan shall be effective upon the date of its adoption by the Board ("Effective Date"), provided that if the March 25, 1999 Amendment to the Southdown, Inc. 1991 Nonqualified Stock Option Plan for Non-Employee Directors ("Option Plan Amendment") is not approved by the shareholders of the Company at the Annual Meeting of the Shareholders of the Company in 1999 as provided in paragraph 3 thereof, this Plan shall be null and void and have no effect.

1.3 Definitions. For purposes of this Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context.

         (a) "Beneficiary" means any person or persons so designated in accordance with the provisions of Section 4.4.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Change of Control" means the occurrence of the following: (a) a Change in Control is reported by the Company in response to either Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or Item 1 of Form 8-K promulgated under the Exchange Act; (b) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent or more of the combined voting power of the Company's then outstanding securities; or (c) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two (2) years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

         (d) "Common Stock" means the common stock of the Company, $1.25 par value.


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         (e) "Election" means the execution and delivery to the Company of the
Election Statement in the form attached hereto as Exhibit "A" whereby a Participant relinquishes and forfeits all of his or her rights under the Directors' Retirement Plan and elects a Phantom Stock Benefit under the Plan.

         (f) "Fair Market Value" means the average (mean) of the reported "high" and "low" sales prices for a share of Common Stock as reported in The Wall Street Journal's NYSE-Composite Transactions listing for such day (corrected for obvious typographical errors), or if shares of Common Stock are not reported in such listing, the average of the reported "high" and "low" sales prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the average of the reported "high" and "low" sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such prices shall not be reported thereon, the average between the closing bid and asked prices so reported, or, if such prices shall not be reported, then the average closing bid and asked prices reported by the National Quotation Bureau Incorporated, or, in all other cases, the value established by the Board in good faith.

         (g) "Participant" means each member of the Board who relinquishes and forfeits all of his or her rights under the Directors' Retirement Plan and elects a benefit under the Plan.

         (h) "Phantom Stock Benefit" means the benefits provided under Section IV of the Plan.

         (i) "Plan Year" means the twelve month period commencing on January 1st and ending December 31st.

         (j) "Stock Unit" means a right to receive one share of Common Stock.

                                   SECTION II.
                           ADMINISTRATION OF THE PLAN

         The Plan shall be administered by the Board. Subject to the terms of the Plan, the Board shall have the power to interpret the provisions and supervise the administration of the Plan. All decisions made by the Board pursuant to the provisions of the Plan shall be made by its members at a duly held regular or special meeting or by written consent in lieu of any such meeting. A majority of the Directors in office shall constitute a quorum and all decisions made by the Board pursuant to provisions of the Plan shall be made by a majority of directors present at any duly held regular or special meeting at which a quorum is present (unless the concurrence of a greater proportion is required by law or by the articles or bylaws of the Company) or by the written consent of a majority of the directors in lieu of any such meeting.



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
                                  SECTION III.
                       COMMON STOCK RESERVED FOR THE PLAN

         3.1 Reserved. The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 24,145, provided that after the time for the Participants to elect the Phantom Stock Benefit, the aggregate number of shares of Common Stock that may be issued shall not exceed the aggregate number of shares of Common Stock which may be issued under all Participant Elections and pursuant to Section 4.2. The Company shall at all times reserve a sufficient number of shares of Common Stock out of the Company's treasury shares to satisfy the requirements of the Plan.

         3.2 Common Stock Offered. The Common Stock to be delivered pursuant to the Plan shall only be treasury shares of Common Stock, shares previously issued and outstanding and reacquired by the Company.

         3.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Common Stock that occurs after the Effective Date by reason of a Common Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number of shares of Common Stock or other securities subject to a Stock Unit shall be adjusted appropriately by the Board, whose determination shall be conclusive.

                                   SECTION IV.
                              PHANTOM STOCK BENEFIT

         4.1 Award of Stock Units. Upon a Participant completing and delivering to the Company the Election Statement and electing the Phantom Stock Benefit, the Participant will be awarded the number of Stock Units stated by the Company in his or her Election Statement, which number of Stock Units shall be calculated as set forth on Exhibit "B". The Company shall maintain an account ("Account") for each Participant electing the Phantom Stock Benefit which will reflect the current number of Stock Units maintained on behalf of a Participant at any time.

        4.2 Dividend - Stock Units. Upon the payment of any cash dividend by the Company to holders of Common Stock, a Participant will be awarded a number of Stock Units to be added to such Participant's Account in an amount equal to the product of (i) the number of Stock Units held in a Participant's Account on the date the cash dividend was declared (rounded down to the nearest whole share), multiplied by (ii) a fraction, where the numerator is the amount of cash dividend paid on one share of Common Stock and the denominator is the Fair Market Value of a share of Common Stock on the date the cash dividend was paid by the Company to the holders of Common Stock.



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
        4.3       Distribution of Phantom Stock Benefits.

                 (a) Cessation from Board. The Phantom Stock Benefit shall terminate and be of no force and effect on the Participant's termination of service as a Director of the Company for any reason (other than by death or disability) prior to a Change of Control of the Company if the Participant at such time has not served on the Board for an aggregate of at least sixty (60) months since his or her initial election to the Board. Within ten (10) days from the date a Participant ceases to serve on the Board by reason of death or disability or after a Change of Control, the Company shall deliver a certificate or certificates to such Participant (or in the case of death, as provided in Section 4.4) for a number of shares of Common Stock equal to the total number of Stock Units (rounded up to the nearest whole Stock Unit) in such Participant's Account as of the date the Participant's service on the Board ceased.

                 (b) Termination of the Plan. If the Plan is terminated pursuant to Section 5.2, within ten (10) days from the date of such termination of the Plan ("Plan Termination Date"), the Company shall deliver a certificate or certificates to each Participant for a number of shares of Common Stock equal to the total number of Stock Units (rounded up to the nearest whole Stock Unit) in a Participant's Account as of the Plan Termination Date.

        4.4 Beneficiary. In the event of the death of a Participant before delivery of a certificate or certificates of Common Stock pursuant to Sections 4.3(a) or (b) above, the Company shall deliver the shares of Common Stock to the individual designated as Primary Beneficiary on the latest executed "Notice of Change of Beneficiary" form on file with the Company within a reasonable time period, but no later than 180 days after the date of death of the Participant. If the Primary Beneficiary designated on the latest executed "Notice of Change of Beneficiary" form is no longer living, the Company shall deliver the shares of Common Stock to the individual designated as Secondary Beneficiary on the latest executed "Notice of Change of Beneficiary" form on file with the Company. If the Second Beneficiary designated on the latest executed "Notice of Change of Beneficiary" form is no longer living, the Company shall deliver the shares of Common Stock to the Participant's estate. If a Participant desires to change the Beneficiary he or she has previously designated, the Participant may do so at any time by submitting a new "Notice of Change of Beneficiary" form to the Board of Directors.

        4.5 Phantom Stock Benefits Payable from General Assets. Phantom Stock Benefits hereunder shall be paid exclusively from the general assets of the Company, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Company which may be looked to for such payment. The Company's liability for the payment of Phantom Stock Benefits hereunder shall be evidenced only by this Plan. A Participant shall have only the right of a general unsecured creditor of the Company with respect to any rights to Phantom Stock Benefits under the Plan. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay Phantom Stock Benefits hereunder.



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

        4.6 Nonalienation of Phantom Stock Benefits. No right or benefit under the Phantom Stock Benefit shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or Beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, assign, sell, pledge, encumber or charge any right of benefit hereunder, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall be held by the Company for the sole benefit of the Participant or the Beneficiary, his or her spouse, children or other dependents, or any of them in such manner and in such proportion as the Board shall deem proper, free and clear of the claims of any other party whatsoever.

                                   SECTION V.
                                  MISCELLANEOUS

         5.1 Prerequisites to Benefits. No Participant, or any person claiming through a Participant, shall have any right or interest in the Plan or any benefits hereunder unless and until all the terms, conditions and provisions of the Plan that affect such Participant or such other person shall have been complied with as specified herein. The Participant shall complete such forms and furnish such information as the Board may require in the administration of the Plan.

         5.2 Amendment or Termination of the Plan. The Board may amend or terminate this Plan at any time. Any amendment or termination of this Plan shall not, however, affect the rights of any Participant to the Phantom Stock Benefit then standing to the credit of any such Participant at the time of such amendment or termination.

         5.3 Governing Law. The Plan is established under, and the validity, interpretation and performance of this Plan shall be determined and governed exclusively by, the laws of the State of Texas, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought by a Participant, or any party representing Participant or claiming to have an interest in Participant's benefits under the Plan, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Plan. In addition, any and all charges which may be made for the cost of the arbitration and the fees and expenses of the arbitrator shall be borne equally by the parties. Jurisdiction with respect to any legal proceeding brought by the Company concerning any subject matter contained in this Plan shall rest in state or federal courts sitting in the State of Texas or in any jurisdiction where Participant resides, does or has done business, or owns property. Also, the Company, at its election, may submit any dispute it has with a Participant or claiming party to arbitration in accordance with the procedures set forth in this Section.

         5.4 Severability. All provisions herein are severable and in the event any one of them shall be held invalid by any court of competent jurisdiction, the Plan shall be interpreted as if such invalid provisions was not contained herein.



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

         5.5 Headings. The headings of the sections of this Plan are inserted for convenience only and shall not be deemed to constitute a part of this Plan.

         5.6 Non-Waiver. Failure on the part of any party in any one or more instances to enforce any of its rights which arise in connection with this Plan or to insist upon the strict performance of any of its terms, conditions, or covenants of this Plan shall not be construed as a waiver or a relinquishment for the future of any such rights, terms, conditions, or covenants. No waiver of any condition of this Plan shall be valid unless it is in writing.

         5.7 Plan on File. The Company shall place this Plan on file in the office of its principal place of business.

         5.8 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

         5.9 Date of Adoption. This plan is adopted by the Board on March 25, 1999.



Approved:                                    Date:
         --------------------------------         ---------------------------



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

                                                                     EXHIBIT "A"

                               ELECTION STATEMENT
                                     FOR THE
                                 SOUTHDOWN, INC.
                             1999 PHANTOM STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS


         I,________________________, hereby elect to participate in the Southdown, Inc. 1999 Phantom Stock Plan for Non-Employee Directors ("Plan") as set forth below, and for and in consideration of my participation in the Plan, I, on my own behalf and on behalf of any of my related family members or beneficiaries, hereby KNOWINGLY and VOLUNTARILY RELEASE, ACQUIT, and FOREVER DISCHARGE Southdown, Inc., and any successors thereto, from any and all benefits, obligations, or liabilities which are or may be due me or any of my related family members or beneficiaries under the Southdown, Inc. Directors' Retirement Plan.


         Under the Plan, I hereby elect [check if you wish to elect]

         [ ] Phantom Stock Benefit -- ____ Stock Units are awarded to me under the Plan. [Blank to be completed by the Company as provided in Exhibit "B" to the Plan.]

IF YOU WISH TO PARTICIPATE IN THE PLAN, THIS ELECTION STATEMENT MUST BE COMPLETED AND RETURNED TO PATRICK BULLARD OF THE COMPANY BY ["X" DAYS AFTER THE 1999 ANNUAL SHAREHOLDERS MEETING].

Note: If you do not wish to participate in the Plan, do not complete or sign this Election Statement.



                                    Director



                                    ------------------------------------
                                    Name:
                                         -------------------------------
                                    Date:
                                         -------------------------------

                                                                     EXHIBIT "B"


                            CALCULATION OF NUMBER OF
                               PHANTOM STOCK UNITS


     NAME OF                                                       PRESENT VALUE OF
   NON-EMPLOYEE                                                   RETIREMENT BENEFIT
    DIRECTORS                                                          FOREGONE
    ---------                                                          --------
Robert S. Evans                                                       $   14,511
Robert G. Potter                                                      $   53,284
Frank J. Ryan                                                         $  531,039
M. Whitson Sadler                                                     $   48,183
Robert J. Slater                                                      $  104,216
David J. Tippeconnic                                                  $   50,669
George E. Uding, Jr                                                   $   24,000
V. H. Van Horn, III                                                   $  161,652
Steven B. Wolitzer                                                    $   48,998


NUMBER OF PHANTOM STOCK UNITS

Each Non-Employee Director listed above may elect to receive a number of Phantom Stock Units calculated as set forth below:


Present Value of Retirement Benefit
Foregone, as set forth above                 x   1.25 (for risk adjustment) =  Number of Phantom
----------------------------------------                                       Stock Units
Average Fair Market Value per share of
Common Stock on the ten trading days
following March 25, 1999 [date Plan
approved by Board]